                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                   _________________________________________

                                  SCHEDULE 13D
                               (AMENDMENT NO. 7)

                   Under the Securities Exchange Act of 1934

                         Baldwin Piano & Organ Company
                               __________________
                                (Name of issuer)


                                  Common Stock
                          ___________________________
                         (Title of class of securities)

                                    058246109
                                  --------------

                                 (CUSIP number)

Kenneth W. Pavia, Sr.                  Charles Powers
Bolero Investment Group, L.P.          Florence Partners Inc.
1101 E. Balboa Boulevard               2419 Sumter St. Ext.
Newport Beach, CA  92661-1313          Florence, SC 29502
(714) 675-3850                         (803) 660-1941
                 ______________________________________________
                 (Name, address and telephone number of person
               authorized to receive notices and communications)

                                    COPY TO:

                                 Scott R. Haber
                                Latham & Watkins
                       505 Montgomery Street, Suite 1900
                      San Francisco, California 94111-2562
                                 (415) 391-0600

                                 March 6, 1997
               __________________________________________________
            (Date of event which requires filing of this statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following box: [ ]

                               Page 1 of 6 Pages
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          This Amendment No. 7 to Schedule 13D is being filed on behalf of the undersigned Reporting Persons to amend the Schedule 13D filed with the Securities and Exchange Commission (the "Commission") on July 18, 1996, as amended (as amended, the "Schedule 13D"), relating to shares of common stock, par value $.01 per share (the "Shares"), of Baldwin Piano & Organ Company, a Delaware corporation (the "Company"). Unless otherwise indicated, all capitalized terms used herein but not defined herein shall have the same meanings as set forth in the Schedule 13D.


Item 4.   Purpose of Transaction.
          -----------------------

          Item 4 to the Schedule 13D is hereby amended, in pertinent part, as follows:

          On March 6, 1997, Bolero issued a press release, which press release is filed as Exhibit 2 and is incorporated by reference herein.


Item 7.   Material to be Filed as Exhibits.
          ---------------------------------

Exhibit 1 Joint Filing Agreement (incorporated by reference to Amendment No. 6 to Schedule 13D).

Exhibit 2 Form of Press Release.

                                       2
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                                   SIGNATURE
                                   ---------

          After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:  March 6, 1997

                                    Bolero Investment Group, L.P.


                                    By: /s/ Kenneth W. Pavia, Sr.
                                        -------------------------
                                    Name:  Kenneth W. Pavia, Sr.
                                    Its:   General Partner



                                    /s/ Kenneth W. Pavia, Sr
                                    ------------------------
                                    Kenneth W. Pavia, Sr.



                                    FHI, Inc.


                                    By: /s/ Kenneth W. Pavia, Sr.
                                        -------------------------
                                    Name:  Kenneth W. Pavia, Sr.
                                    Its:   President



                                    Florence Partners Inc.


                                    By: /s/ Charles Powers
                                        ------------------
                                    Name:  Charles Powers
                                    Its:   President



                                    /s/ Charles Powers
                                        --------------
                                    Charles Powers

                                       3
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                                 EXHIBIT INDEX
                                 -------------


Exhibit 1 Joint Filing Agreement (incorporated by reference to Amendment No. 6 to Schedule 13D).

Exhibit 2 Form of Press Release.

                                       4